Exhibit 99.3
Item 6. Selected Financial Data.
The following selected financial data should be read in conjunction with the consolidated financial statements and related notes in Item 8.
(In thousands, except per share amounts)

	Years ended December 31,
	2009	2008	2007	2006	2005
Operating Data (a)
Total revenues (b)	$162,537	$155,294	$151,760	$121,554	$118,565
Income from continuing operations	34,635	41,327	52,301	54,249	42,412
Net income (c)	7,001	47,201	65,954	71,574	49,402
Less: Net income attributable to noncontrolling interests	(1,685)	(2,037)	(1,564)	(1,956)	(2,153)

Net income attributable to CPA®:14 shareholders	5,316	45,164	64,390	69,618	47,249

Earnings per share:
Income from continuing operations attributable to CPA®:14 shareholders	0.38	0.45	0.58	0.77	0.62
Net income attributable to CPA®:14 shareholders	0.06	0.51	0.73	0.99	0.69

Cash distributions declared per share	0.7934	0.7848	0.7766	0.7711	0.7646

Balance Sheet Data
Total assets	$1,551,969	$1,637,430	$1,715,148	$1,675,323	$1,295,036
Net investments in real estate (d)	1,310,471	1,368,111	1,433,314	1,491,815	1,202,567
Long-term obligations (e)	812,543	821,262	861,902	826,459	679,522

Other Information
Cash flow from operating activities	$87,900	$110,697	$89,730	$102,232	$70,895
Cash distributions paid	68,832	68,851	68,323	83,633	51,905
Payment of mortgage principal (f)	44,873	17,383	16,552	12,580	12,433

(a)	Certain prior year balances have been retrospectively adjusted as discontinued operations and for the adoption of recent accounting guidance for noncontrolling interests.

(b)	Total revenues during 2009, 2008 and 2007 include lease revenue from properties acquired in the Merger in December 2006.

(c)	Results for 2009 and 2008 reflected impairment charges totaling $41.0 million and $10.9 million, respectively.

(d)	Net investments in real estate consists of net investments in properties, net investment in direct financing leases, equity investments in real estate, real estate under construction and assets held for sale, as applicable.

(e)	Represents mortgage and note obligations and deferred acquisition fee installments.

(f)	Represents scheduled mortgage principal payments.